Exhibit 99.1

ZEO ScientifiX Reports Strong Revenue Growth Of For Three Months and Six Months Ended April 30, 2026

Company reports revenue growth of 124.6% for the quarter ended April 30, 2026 and 79.9% for the six months ended April 30, 2026, as compared to the same periods one year earlier as commercial momentum accelerates across its regenerative biologics portfolio.

DAVIE, FLORIDA — July 8, 2026 — ZEO ScientifiX, Inc. (OTCQB: ZEOX) (“ZEO ScientifiX” or the “Company”), a biologics research and products company advancing regenerative medicine, physician education, and next-generation biologic technologies, today announced that it had reported exceptional year-over-year revenue growth, stronger gross margins, and improved operating performance in its recently filed Form 10-Q for the Quarter ended April 30, 2026 (the “Form 10-Q”).

In the Form 10-Q, the Company provided the following information:

“Revenues. Our revenues for the three months ended April 30, 2026 were $2,581,000, as compared to revenues of $1,149,000 for the three months ended April 30, 2025. The increase in revenues for the three months ended April 30, 2026 of $1,432,000 or 124.6%, was due primarily to overall increases in revenues associated with its allogenic biologic products during the three months ended April 30, 2026, as compared to the three months ended April 30, 2025.

Revenues. Our revenues for the six months ended April 30, 2026 were $4,027,000, as compared to revenues of $2,239,000 for the six months ended April 30, 2025. The increase in revenues for the six months ended April 30, 2026 of $1,788,000 or 79.9%, was due primarily to overall increases in revenues associated with its allogenic biologic products during the six months ended April 30, 2026, as compared to the six months ended April 30, 2025.”

The Company’s three and six month performance reflects significant commercial acceleration across its regenerative biologics portfolio, driven by increased demand for stem-cell-focused biologic products in the state of Florida, continued growth in allogenic product sales, expanded physician adoption of its therapeutics, and broader awareness of ZEO’s biologic technologies through physician education, conferences, and other commercial initiatives.

ZEO ScientifiX maintained gross margins of approximately 80.0% during the six-month periods April 30, 2026 and 2025, while reducing its net loss to approximately $1.0 million during the six months ended April 30, 2026, compared to a net loss of approximately $2.6 million during the same period in 2025.

“Our results for the recently reported six months ended April 30, 2026 marks an important inflection point for ZEO ScientifiX,” said Ian Bothwell, Chief Executive Officer of ZEO ScientifiX. “We are seeing meaningful growth momentum across the business as more physicians look to ZEO as a trusted supplier and educational partner for their regenerative medicine. Our team has worked relentlessly on safety, research and quality, all helping to expand awareness, strengthen relationships, and support the safe and responsible adoption of stem-cell-focused and allogenic biologic technologies. We expect the foundation we are building today will provide ZEO with continued opportunities to expand.”

For additional information, complete financial results, and investor resources, please visit ZEO ScientifiX’s Investor Relations page and review the Form 10-Q as filed with the U.S. Securities and Exchange Commission.

About ZEO ScientifiX (OTCQB: ZEOX)

ZEO ScientifiX, Inc. (OTCQB: ZEOX) is an SEC-reporting, clinical-stage biopharmaceutical company focused on the research, development, and manufacturing of regenerative biologics. Operating out of Nova Southeastern University’s Center of Collaborative Research, the Company translates emerging science into scalable clinical solutions. ZEO ScientifiX supplies clinicians seeking to drive clinical excellence and sustainable practice growth through its cutting-edge biologics and regenerative therapies. For more information, visit https://zeoscientifix.com.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Actual results could vary dramatically. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact

ZEO ScientifiX, Inc.
Ivana Vega
Public Relations
ivega@zeoscientifix.com